Exhibit 1.08

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

For Servicepower :

FinnCap

Marc Young or Charlotte Stratton

0207 600 1658

CDC Software Adds Field Management Functionality to its Cloud-

based eCommerce Platform Through OEM Partnership with

Servicepower

SHANGHAI, ATLANTA, April 26, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise applications provider of on-premise and cloud deployments, today announced the signing of a reciprocal original equipment manufacturer (OEM) agreement with Servicepower Business Solutions Ltd., an outsourced service and field management solutions provider, under which both companies will sell certain of each other’s solutions.

This OEM partnership is expected to add field management functionality to the CDC eCommerce product offering, a cloud-based eCommerce platform for retailers and brand manufacturers previously known as Truition prior to CDC Software acquiring the company. As part of the agreement, Servicepower is expected to sell CDC Software’s marketing automation and lead generation solution, to their customers for use in recruiting new suppliers or upselling services and products.

CDC eCommerce plans to offer Servicepower’s SaaS claims and dispatch solution and an on-premise scheduling product that can help customers manage their service lifecycle from offering an appointment, assigning resources, dispatching work, tracking resources, and processing claims.

“We believe this partnership will help our CDC eCommerce customers improve the efficiency of their services operation,” said Bruce Cameron, president of CDC Software. “Servicepower is an ideal fit for our customer-facing eCommerce solution and can help our customers, who are some of the leading consumer retailers and sports brands in the world, deliver even higher levels of customer satisfaction.”

“We believe that CDC Software’s marketing automation solution can help Servicepower customers improve their recruitment efforts of service suppliers and contractors, as well as generating more leads for service customers,” said Mark Duffin, CEO of Servicepower. “We are also excited with the prospect of our solution being sold to some of the leading global consumer and sports brands who use the CDC eCommerce platform for their online retail business.”

CDC Software offers a marketing automation and lead management solution that enables marketers to conduct even the most complex, multi-channel marketing campaigns. Using this solution, marketing professionals can profile customers and prospects, target each with a highly personalized and relevant message, deliver the message at the right time via the right channel, and ensure consistent and effective follow-up. It can help marketers achieve higher response rates and better lead quality with precisely targeted campaigns based on data captured at every point of interaction. The solution can also help increase lead quality and retention rates with fewer resources, improving return-on-investment (ROI).

Servicepower offers a complete set of solutions that support the end-to-end service delivery process. The company works with companies to control and schedule the work of their own service engineers and also manage the work of independent service contractors on their behalf.

About Servicepower

Servicepower, publicly traded on the London Stock Exchange (AIM:SVR), provides a suite of products and services that enable companies to maximize the effectiveness of their field service personnel ensuring the optimal balance between cost of operations and customer satisfaction.

Servicepower’s technology allows clients to locate, schedule, and route field service engineers in real time while ensuring they have the correct mix of skills. Where a Company has no in-house field service personnel ServicePower is able to offer a fully outsourced, white-labeled, network of independent field service engineers across multiple industries and trades. Servicepower also provides warranty chain management, call centre services and business intelligence for manufacturers, retailers and TPAs. Customers include blue-chip companies such as GE, Marsh and Siemens and its solutions are offered throughout the U.S., Canada, the UK, Europe and Asia.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our and Servicepower’s expectations regarding the OEM relationship, including the obligations and expectations of each party under it and the potential benefits of this relationship to each party and their respective customers, our expectations regarding additional functionality for each of CDC Software’s and Servicepower’s product offerings, the intentions and beliefs of both parties relating to market expansion and penetration, our beliefs relating to the sale of Servicepower solutions to the CDC Truition and other CDC Software customer base, our expectations and those of Servicepower with respect to market and customer needs, demands and preferences, our beliefs regarding present and future product support and development, our expectations regarding the effects and benefits of this OEM relationship, our beliefs regarding the continuation of our relationship with Servicepower and our continuing ability to offer these products, our ability to leverage vertical industry specialization to gain competitive advantages, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in the process manufacturing industries; (c) the ability to address technological changes and developments including the development and enhancement of products; (d) the ability for Pilgrim to continually offer and support new compliance solutions; and (e) the fulfillment of contractual obligations by our partners. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.